Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Helen M. Wilson
(441) 299-9283
helen.wilson@ace.bm

Media Contact:	Robert T. Grieves
(212) 621-8684
robert.grieves@ace-ina.com

ACE LIMITED REPORTS RECORD FIRST QUARTER OPERATING INCOME;

NET INVESTMENT INCOME INCREASED 19%

HAMILTON, Bermuda — April 26, 2005 — ACE Limited (NYSE: ACE) today reported net income for the first quarter ended March 31, 2005 of $433 million or $1.46 per common share after payment of preferred dividends, compared with net income of $447 million or $1.53 per share for the same quarter last year. Income excluding net realized gains (losses) for the first quarter was $441 million, or $1.49 per share, compared with $411 million or $1.40 per share for the same quarter a year ago.(1)

First Quarter Summary

(in millions, except share and per share amounts)

				(Per Share - Diluted)
	2005	2004	Change	2005	2004	Change
Net income	$433	$447	(3)%	$1.46	$1.53	(5)%
Net realized gains (losses), net of tax	(8)	36	—	(0.03)	0.13	—
Income excluding net realized gains (losses), net of tax (1)	441	411	7%	1.49	1.40	6%

Evan Greenberg, President and Chief Executive Officer of ACE Limited, commented: “This was a very good quarter for ACE. We had record operating income, led by substantial increases in earned premiums and net investment income, and excellent P&C underwriting results as reflected in a combined ratio of 89.2%. Our written premium growth rate is naturally slowing in line with a softening rate environment and our determination to maintain underwriting discipline.”

Other first quarter operating highlights were as follows:

•	P&C net earned premiums increased 15% over the prior year quarter

•	The P&C combined ratio was 89.2% for the quarter compared with 88.4% a year ago

•	Operating cash flow amounted to $1.2 billion for the quarter

•	Invested assets increased by $756 million from year-end 2004

•	Net investment income increased 19% to $284 million over the prior year quarter

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•	Shareholders’ equity increased to $9.9 billion from year-end 2004

•	Tangible equity rose to $7.3 billion, a gain of 2% from year-end 2004

•	Debt to total capital ratio improved to 16.1% from 16.3% at year-end 2004

•	Return on equity for the quarter was 18.4%; excluding FAS 115 it was 19.4% (2)

•	Diluted book value per share as of March 31, 2005 was $32.62 (3)

Financial results by business segment compared with prior year’s results follow. Further details are available in the financial supplement. Key items include:

•	Insurance-North American: Net premiums written increased 18% for the quarter and the combined ratio was 88.6%.

•	Insurance-Overseas General: Net premiums written were flat for the quarter. The segment’s combined ratio improved to 87.0%.

•	Global Reinsurance: Net premiums written were down 7% for the quarter. This segment had a combined ratio of 82.4%.

•	Financial Services: Income excluding net realized gains (losses) was $40 million for the quarter.

Please refer to the ACE Financial Supplement March 31, 2005, which is posted on the Company’s website, for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio and capital structure. ACE’s website reference (url) is http://media.corporate-ir.net/media_files/nys/ace/reports/ fin_supp_march_31_2005.xls. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser’s URL address field.)

ACE will host its first quarter 2005 earnings conference call and webcast on Wednesday, April 27, 2005 beginning at 8:30 a.m. EDT. The earnings conference call will be available via live and archived webcast at www.acelimited.com or by dialing 888-889-5602 (within the United States) or 973-582-2734 (international). Please refer to the ACE Limited website in the Investor Information section under Calendar of Events for details. A replay of the call will be available from Wednesday, April 27, 2005 until Friday, May 27, 2005. To listen to the replay dial 877-519-4471 (in the United States) or 973-341-3080 (international); passcode 5826870.

The ACE Group of Companies is a global leader in insurance and reinsurance serving a diverse group of clients. Headed by ACE Limited, a component of the Standard & Poor’s 500 stock index, the ACE Group conducts its business on a worldwide basis with operating subsidiaries in more than 50 countries. Additional information can be found at: www.acelimited.com.

[1]	Non-GAAP Financial Measures:

Operating Income or Income excluding net realized gains (losses) and the tax effect of net realized gains (losses) is a common performance measurement. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude net realized gains (losses) because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, the availability of market opportunities.

Underwriting income is calculated by subtracting losses and loss expenses, life and annuity benefits, policy acquisition costs and administrative expenses from net premiums earned. We use underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other (income) expense, interest and income tax expense and net

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realized gains (losses). We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

These measures should not be viewed as a substitute for net income determined in accordance with generally accepted accounting principles (GAAP).

[2]	Calculated using income excluding net realized gains (losses).
[3]	Diluted book value per ordinary share is ordinary shareholders’ equity and net proceeds from assumed conversions of outstanding in-the-money options divided by the sum of shares outstanding and the number of options assumed issued.

Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, the Company’s forward-looking statements could be affected by competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, new theories of liability, judicial, legislative and other governmental developments, litigation tactics, the amount and timing of reinsurance recoverable, credit developments among reinsurers, actual market developments, rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, as well as management’s response to these factors, and other factors identified in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

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ACE Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

	March 31 2005	December 31 2004
	(Unaudited)
Assets
Total investments	$27,406	$26,650
Cash	574	534
Insurance and reinsurance balances receivable	3,692	3,272
Reinsurance recoverable	14,608	15,254
Other assets	10,685	10,632

Total assets	$56,965	$56,342

Liabilities
Unpaid losses and loss expenses	$31,426	$31,513
Unearned premiums	6,527	5,923
Other liabilities	9,047	9,070

Total liabilities	$47,000	$46,506

Shareholders’ equity
Total shareholders’ equity	$9,965	$9,836

Total liabilities and shareholders’ equity	$56,965	$56,342

Diluted book value per ordinary share (3)	$32.62	$32.48

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ACE Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended March 31
	2005	2004
Gross premiums written	$4,543	$4,416
Net premiums written	3,365	3,238
Net premiums earned	2,876	2,600

Losses and loss expenses	1,786	1,542
Life and annuity benefits	35	42
Policy acquisition costs	388	365
Administrative expenses	356	315

Underwriting income (1)	311	336

Net investment income	284	238
Net realized gains (losses)	(4)	57
Interest expense	42	44
Other (income) expense	(4)	17
Income tax expense	120	123

Net income	433	447
Preference shares dividend	(11)	(11)

Net income available to holders of ordinary shares	$422	$436

Diluted earnings per share:
Income excluding net realized gains (losses) (1)	$1.49	$1.40
Net income	$1.46	$1.53

Weighted average diluted shares outstanding	287,565,370	284,289,568

Loss and loss expense ratio	63.4%	60.5%
Policy acquisition cost ratio	13.6%	14.1%
Administrative expense ratio	12.6%	12.3%
Combined ratio	89.6%	86.9%

Ratios exclude life reinsurance business

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ACE Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended March 31
	2005	2004
Gross Premiums Written

Insurance - North American	$2,151	$1,905
Insurance - Overseas General	1,635	1,674
Global Reinsurance*	594	629
Financial Services	163	208

Total	$4,543	$4,416

Net Premiums Written

Insurance - North American	$1,425	$1,212
Insurance - Overseas General	1,194	1,198
Global Reinsurance*	585	620
Financial Services	161	208

Total	$3,365	$3,238

Net Premiums Earned

Insurance - North American	$1,283	$1,007
Insurance - Overseas General	1,089	1,034
Global Reinsurance*	414	380
Financial Services	90	179

Total	$2,876	$2,600

Income (Loss) Excluding Net Realized Gains (Losses)(1)

Insurance - North American	$193	$148
Insurance - Overseas General	162	112
Global Reinsurance*	118	122
Financial Services	40	85
Corporate	(72)	(56)

Total	$441	$411

*	Includes both property and casualty reinsurance and life reinsurance

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